Exhibit 5.1

November 2, 2021

Decarbonization Plus Acquisition Corporation III

2744 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Re: Registration Statement on Form S-4 (File No. 333-258681)

Ladies and Gentlemen:

We have acted as counsel for Decarbonization Plus Acquisition Corporation III, a Delaware corporation (“DCRC”), in connection with the registration statement on Form S-4 (File No. 333-258681) initially filed by DCRC with the Securities and Exchange Commission, including the proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”), relating to the registration of 139,161,127 shares of DCRC Class A Common Stock, par value $0.0001 per share (the “Company Shares”), issuable pursuant to the Business Combination Agreement and Plan of Reorganization, dated as of June 15, 2021 (as amended by the First Amendment to the Business Combination Agreement dated October 12, 2021, the “Business Combination Agreement”), by and among DCRC, DCRC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of DCRC, and Solid Power, Inc., a Colorado corporation.

In connection with the rendering of the opinion hereafter set forth, we have examined (i) the Registration Statement, (ii) the Business Combination Agreement, (iii) DCRC’s amended and restated certificate of incorporation, (iv) DCRC’s bylaws, (v) certain resolutions adopted by the board of directors of DCRC and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective and comply with all applicable laws and (v) all Company Shares will be issued and delivered in accordance with the terms of the Business Combination Agreement and in the manner specified in the Registration Statement.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Business Combination Agreement, the Company Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

The opinion expressed herein is rendered only to you in connection with the Registration Statement. The opinion expressed herein may not be relied upon by you for any other purpose or furnished to, quoted or relied upon by any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.